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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "AMENDMENT") dated as of August 13, 2001 by and between TRINITY INDUSTRIES, INC., a Delaware corporation (the "COMPANY"), and THE BANK OF NEW YORK (the "RIGHTS AGENT").

         WHEREAS, the Company and the Rights Agent have previously entered into that certain Rights Agreement, dated as of March 11, 1999 (the "AGREEMENT");

         WHEREAS, Section 27 (Supplements and Amendments) of the Agreement provides, in part, that for so long as the Rights (as defined in the Agreement) are redeemable, the Agreement may be supplemented or amended without the approval of any holders of certificates representing shares of Common Stock (as defined in the Agreement);

         WHEREAS, the Rights are currently redeemable; and

         WHEREAS, the Board of Directors of the Company has approved, and has authorized the execution and delivery by the Company, of an Agreement and Plan of Merger dated as of August 13, 2001, by and among the Company, TCMC Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of the Company ("MERGER SUB"), Thrall Car Management Company, Inc., a Delaware corporation ("NEWCO"), and Thrall Car Manufacturing Company, an Illinois corporation and wholly owned subsidiary of Newco ("THRALL"), and in connection therewith the Board of Directors of the Company has determined in good faith that the amendments to the Agreement set forth herein are desirable and, pursuant to Section 27 (Supplements and Amendments) of the Agreement, has duly authorized such amendments to the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         Section 1. Amendment to Section 1 of the Agreement. Section 1 of the Agreement is hereby amended to add the following definitions:

                  (pp) "Newco" shall mean Thrall Car Management Company, Inc., a Delaware corporation.

                  (qq) "Merger" shall have the meaning set forth in the Merger Agreement.

                  (rr) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of August 13, 2001, by and among the Company, Merger Sub, Newco and Thrall, as the same may be amended from time to time in accordance with its terms.

                  (ss) "Merger Sub" shall mean TCMC Acquisition Corp., an Illinois corporation.

                  (tt) "Newco Stockholder" shall mean a record or Beneficial Owner of voting securities of Newco.


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                  (uu) "Thrall" shall mean Thrall Car Manufacturing Company, an
         Illinois corporation.

         Section 2. Restatement of the Definition of "Acquiring Person". The definition of "Acquiring Person" set forth in Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following definition:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 12% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (iv) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become (as a result of action taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock. Notwithstanding the foregoing, (i) (A) Newco shall only be an Acquiring Person when Newco, alone or together with all Affiliates and Associates of Newco, shall be the Beneficial Owner of more than 20% of the shares of Common Stock then outstanding (after including the shares of Common Stock acquired, or subject to acquisition by Newco under or pursuant to the Merger Agreement), and (B) a Newco Stockholder shall only become an "Acquiring Person" when Newco and the Newco Stockholders, alone or together with all Affiliates and Associates of Newco and the Newco Stockholders, shall be the Beneficial Owner of more than 20% of the Shares of Common Stock then outstanding (after including the shares of Common Stock acquired, or subject to acquisition by Newco under or pursuant to the Merger Agreement) and (ii) any Person (including Newco or a Newco Stockholder) who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company shall be deemed not to be an Acquiring Person, unless and until any such Person purchases or otherwise becomes (as a result of action taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock. Notwithstanding the foregoing, if (i) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person, or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company and (ii) within ten Business Days of being requested by the Company to advise it regarding the same, such Person certifies to the Company that such Person acquired shares of Common Stock in excess of 11.99% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock and within ten Business Days of being requested by the


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         Company to do so disposes of the portion of such Common Stock in excess of 11.99%, then such Person shall not be deemed to be or to have become an Acquiring Person for any purposes of this Agreement; provided, however, that if the Person requested to so certify fails to dispose of such Common Stock in excess of 11.99% within ten Business Days of the Company's request, then such Person shall become an Acquiring Person immediately after such ten Business Day period.

         Section 3. Effectiveness. This Amendment shall be effective as of August 13, 2001, as if executed by both parties on such date. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect, and all references to the Agreement from and after such time shall be deemed to be references to the Agreement as amended hereby.

         Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

         Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

         Section 8. Exhibits. Exhibits 2 and 3 to the Agreement are hereby deemed to be amended in a manner consistent with this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Rights Agreement to be duly executed as of the day and year first above written.


Attest:                                  TRINITY INDUSTRIES, INC.


By: /s/ Michael G. Fortado               By: /s/ John M. Lee
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     Name:   Michael G. Fortado             Name: John M. Lee
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     Title:  Vice President, General        Title: Vice President, Business
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             Counsel and Secretary                 Development
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                                         THE BANK OF NEW YORK

By:  /s/ Sandra Brown                    By: /s/ James Dimino
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     Name:  Sandra Brown                    Name: James Dimino
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     Title:  Assistant Secretary            Title: Vice President
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